As filed with the Securities and Exchange Commission on June 19, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
IDEXX LABORATORIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	01-0393723
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One IDEXX Drive, Westbrook, Maine (Address of Principal Executive Offices)	04092 (Zip Code)

1997 EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plan)
Conan R. Deady, Esq.
General Counsel
IDEXX Laboratories, Inc.
One IDEXX Drive
Westbrook, Maine 04092
(Name and Address of Agent For Service)
(207) 856-0300
(Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

	Amount of	Proposed Maximum	Proposed Maximum
Title of Securities to be	Shares to be	Offering Price	Aggregate	Amount of
Registered	Registered(1)	Per Share(2)	Offering Price(2)	Registration
Common Stock, $.10 par value	350,000	$44.445	$15,555,750.00	$868.01

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq Stock Market on June 15, 2009, in accordance with Regulation C, Rules 457(c) and 457(h) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 350,000 shares of the Registrant’s Common Stock to be issued pursuant to the 1997 Employee Stock Purchase Plan, as amended (the “Plan”). In accordance with Section E of the General Instructions to Form S-8, the Registration Statements on Form S-8 previously filed with the Commission relating to the Plan (File Nos. 333-27733, 333-36009, 333-108906) are incorporated by reference herein. All previously registered shares under the Plan have been adjusted to reflect a 2 for 1 stock split that was effective on November 26, 2007.
PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).
Item 2. Registrant Information and Employee Plan Annual Information.
     The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, filed with the Commission, are incorporated in this Registration Statement by reference:
(1) The Registrant’s latest annual report filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act, or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;
(2) All other reports filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above; and
(3) The description of the common stock, $.10 par value per share, of the Registrant (the “Common Stock”) contained in a registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the Common Stock being registered pursuant to this Registration Statement will be passed upon for the Registrant by its General Counsel, Conan R. Deady. As of the date of this Registration Statement, Mr. Deady has (i) beneficial ownership of 19,771 shares of the Registrant’s Common Stock, (ii) the right to receive up to 180,277 shares of the Registrant’s Common Stock upon the exercise of stock options granted to him by the Registrant, which stock options are or (in periodic installments) will become exercisable through February 13, 2016, and (iii) the right to receive up to 4,839 shares of the Registrants’ Common Stock upon the vesting of restricted stock which will vest (in periodic installments) through February 14, 2014.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of the State of Delaware (the “GCL”), as amended, gives Delaware corporations the power to indemnify each of their present and former directors or officers under certain circumstances, if such person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.
     Article Ninth of the Registrant’s Certificate of Incorporation provides that no director of the Registrant shall be liable for any breach of fiduciary duty, except to the extent that the GCL prohibits the limitation of liability of directors for breach of fiduciary duty.
     Article Thirteenth of the Registrant’s Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant and with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.
     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought, and the Registrant has the right to participate in such action or assume the defense thereof.
     Article Thirteenth of the Registrant’s Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the GCL is amended to expand the indemnification permitted to directors or officers, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.
     The Exhibit Index immediately preceding the exhibits hereto is incorporated herein by reference.
Item 9. Undertakings.
(a) Item 512(a) of Regulation S-K. The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) Item 512(b) of Regulation S-K. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.
(c) Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westbrook, State of Maine on this 19th day of June, 2009.

IDEXX LABORATORIES, INC.
By:	/s/ Jonathan W. Ayers
Jonathan W. Ayers
President, Chief Executive Officer and Chairman of the Board of Directors

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Jonathan W. Ayers Jonathan W. Ayers	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	June 19, 2009

/s/ Merilee Raines Merilee Raines	Vice President, Finance and Treasurer (Principal Financial and Accounting Officer)	June 19, 2009

/s/ Thomas Craig Thomas Craig	Director	June 19, 2009

/s/ Errol B. De Souza, PhD Errol B. De Souza, PhD	Director	June 19, 2009

/s/ William T. End William T. End	Director	June 19, 2009

/s/ Rebecca M. Henderson, PhD Rebecca M. Henderson, PhD	Director	June 19, 2009

/s/ Barry C. Johnson, PhD Barry C. Johnson, PhD	Director	June 19, 2009

/s/ Brian P. McKeon Brian P. McKeon	Director	June 19, 2009

/s/ Robert J. Murray Robert J. Murray	Director	June 19, 2009

Exhibit Index

Exhibit No.	Description

4.1	Restated Certificate of Incorporation, as amended, of the Registrant (filed as Exhibit No. 3.1 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, File No. 0-19271, and incorporated herein by reference).

4.2	Amended and Restated By-Laws of the Registrant (filed as Exhibit No. 3.2 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, File No. 0-19271 and incorporated herein by reference).

4.3	Specimen Certificate of Common Stock of the Registrant (filed as Exhibit No. 4.1 to Amendment No. 2 to Registration Statement on Form S-1 filed on June 20, 1991, File No. 33-40447 and incorporated herein by reference).

5.1	Opinion of Conan R. Deady, General Counsel to the Registrant (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Conan R. Deady (included in Exhibit 5.1).

99.1	1997 Employee Stock Purchase Plan, as amended (filed herewith).